Exhibit 10.38.1
November 22, 2005
CONFIDENTIAL
Michael Szwajkowski
C/o CapitalSource Inc.
4445 Willard Ave. 12th Floor
Chevy Chase, MD 20815
          Re: Amendment to Employment Agreement
Dear Mike:
          Reference is made to that certain Employment Agreement dated April 22, 2005 (the “Employment Agreement”) by and between CapitalSource Inc. (the “Employer”) and Michael Szwajkowski (the “Executive”). The Employer and the Executive desire to amend the Employment Agreement by means of this letter agreement dated November 22, 2005 (the “Amendment”) so that the future grants of Stock provided for in Section 5(e) of the Employment Agreement shall instead be granted immediately. Accordingly, in consideration of the mutual covenants and agreements set forth herein and in the Employment Agreement, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Employer and the Executive agree as follows:
          1. Immediate Grant of Stock. The Employment Agreement is hereby amended so that the grants of Stock set forth in Section 5(e) of the Employment Agreement which have yet to occur (totaling 150,000 shares) shall be issued and granted by the Employer to the Executive on November 22, 2005 (the “Grant Date”). The 150,000 shares of Stock granted on the Grant Date shall vest and become freely transferable as already provided in the Employment Agreement as follows: 50,000 shares on each of April 22, 2007, April 22, 2008, and April 22, 2009. Any Stock already granted to the Executive pursuant to Section 5(e) of the Employment Agreement shall in no way be affected by this Amendment. Schedule I, which is attached as part of Exhibit A to the Employment Agreement, is null and void and deemed deleted from the Employment Agreement.
          2. Miscellaneous Provisions.
          (a) Terms used herein with initial capitalization and not otherwise defined shall have the meaning set forth in the Employment Agreement.
          (b) This Amendment shall amend the Employment Agreement only as expressly set forth herein. The provisions of the Employment Agreement other than Section 5(e) and Schedule I and the provisions in Section 5(e) not expressly modified herein (including, without limitation, the last sentence of Section 5(e)) shall remain in full force and effect according to their terms.

          (c) This Amendment shall be binding upon the Employer and the Executive and shall inure to their benefit and to the benefit of their respective heirs, devisees, executors, administrators, legal representatives, successors, and permitted assigns.
          (d) This Amendment shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought.
          (e) This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
          (f) This Amendment constitutes the entire agreement between the Employer and the Executive with respect to the subject matter hereof, there being no representations, warranties or commitments with respect to the subject matter hereof except as set forth herein.
* * *
          Mike, please indicate your agreement to the terms set forth in this Amendment by signing below and returning the original to me.

Sincerely,

/s/ John K. Delaney
John K. Delaney Chairman and Chief Executive Officer
AGREED:

/s/ Michael Szwajkowski	11/22/05
Michael Szwajkowski	Date